Exhibit 99.1

AptarGroup Reports Second Quarter Results;
Declares Dividend

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 26, 2012--AptarGroup, Inc. (NYSE:ATR) today reported second quarter results and announced that the Board of Directors declared a quarterly dividend.

Second Quarter 2012 Summary

  Reported sales declined 6% (core sales increased 2% excluding currency effects)
  Changes in currency exchange rates negatively impacted results
  Softness in Europe affected each segment
  Core sales increased significantly in Latin America and Asia
  Stelmi Group acquisition closed on July 3, 2012, and will broaden Pharma segment portfolio
  Earnings per share of $0.61 included a negative impact of $0.05 per share related to Stelmi acquisition costs

SECOND QUARTER RESULTS

For the quarter ended June 30, 2012, reported sales declined 6% to $578 million from $615 million a year ago. AptarGroup estimates that changes in currency exchange rates negatively impacted sales by approximately 8% in the quarter.

Second Quarter Segment Sales Analysis
(Change Over Prior Year)
	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Product Sales (including tooling)	0%	4%	6%	2%
Currency Effects	-8%	-8%	-4%	-8%
Total Reported Growth	-8%	-4%	2%	-6%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “The diversity of our business enabled us to grow core sales in a challenging environment. Broad-based softness in Europe affected each of our business segments as the economic uncertainty there resulted in reduced consumer spending and increased caution by certain customers. Offsetting part of this weakness was strong demand from customers in Latin America and Asia.”

Hagge continued, “Currency exchange rates had a significant negative impact on our results in the quarter as did the costs related to the Stelmi acquisition. We estimate that the negative impact of changes in currency exchange rates accounted for approximately 8% of the decline in sales and had approximately the same effect on earnings in the quarter. Traditionally, some of our cross-currency transactions have partially offset translation effects on earnings, but recently, the net transaction effect has become minimal. We reported second quarter earnings per share of $0.61, including the negative impact of $0.05 per share related to Stelmi acquisition costs, compared to $0.74 per share a year ago. If today’s exchange rates were in place a year ago, we estimate that the prior year’s second quarter earnings per share would have been approximately $0.68 per share.”

YEAR-TO-DATE RESULTS

Hagge stated, “We are very pleased with the growth we are seeing in Asia and Latin America. Even with the challenges presented by some of the economic uncertainties in Europe and the U.S., we grew consolidated sales excluding currency effects by 4% over the prior year’s strong level.”

Year-to-date reported sales decreased 2% to $1.17 billion from $1.19 billion a year ago. Changes in exchange rates negatively impacted sales by approximately 6%. Reported diluted earnings per share, which included a negative impact of $0.06 per share related to Stelmi acquisition costs, decreased 9% to $1.24 per share compared to $1.37 per share a year ago. If the 2012 exchange rates were in place in 2011, AptarGroup estimates that the earnings per share for the first six months of 2011 would have been approximately $1.30 per share.

STELMI ACQUISITION UPDATE

Hagge commented on the recent acquisition, “We completed the Stelmi Group acquisition on July 3, 2012, and we are excited about the opportunities to grow this business. Our second quarter and year-to-date results were negatively affected by approximately $5.5 million ($0.05 per share) and $5.8 million ($0.06 per share), respectively, of professional fees associated with the acquisition. We expect the transaction to be accretive on an annual basis in the range of $0.12 to $0.16 per share, assuming current exchange rates. However, we anticipate that Stelmi’s results will have a negative impact of approximately $0.01 on earnings per share in the third quarter because of purchase price accounting adjustments and a small amount of additional professional fees related to the transaction. After the third quarter, we expect the transaction to contribute to our earnings growth.”

OUTLOOK

Hagge commented, “We currently expect the softness in Europe and the challenging currency exchange rate environment to continue into the third quarter. We are seeing some continued caution on the part of our customers, primarily from fragrance/cosmetic, personal care, and consumer health care customers in Europe. We expect earnings per share for the third quarter to be in the range of $0.61 to $0.66 per share compared to $0.72 per share reported in the prior year. It’s important to note that had today’s currency exchange rates been in place a year ago, we estimate that the prior year’s third quarter earnings per share would have been approximately $0.65 per share. In addition, prior year results were positively impacted by approximately $0.02 per share related to a lower effective tax rate.”

CASH DIVIDEND

The Board of Directors declared on July 17, 2012, a quarterly dividend of $.22 per share, payable August 30, 2012 to shareholders of record as of August 9, 2012.

OPEN CONFERENCE CALL

There will be a conference call on Friday, July 27, 2012 at 8:00 a.m. CDT to discuss the Company’s second quarter results for 2012. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, home care, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels including the recent slowdown in Europe; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; our ability to successfully integrate the Stelmi acquisition; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Sales	$577,503	$614,929	$1,170,001	$1,191,447
Cost of Sales (exclusive of depreciation shown below)	390,225	409,481	791,295	792,151
Selling, Research & Development and Administrative	87,625	90,290	176,124	180,769
Depreciation and Other Amortization	32,597	34,914	65,151	68,519
Operating Income	67,056	80,244	137,431	150,008
Other Income/(Expense):
Interest Expense	(3,904)	(4,607)	(9,146)	(9,227)
Interest Income	794	1,544	1,822	3,096
Equity in income of affiliates	(158)	-	(289)	-
Miscellaneous, net	(1,247)	(285)	(1,000)	(706)
Income before Income Taxes	62,541	76,896	128,818	143,171
Provision for Income Taxes	20,889	25,609	43,353	47,416
Net Income	$41,652	$51,287	$85,465	$95,755

Net Loss Attributable to Noncontrolling Interests	34	2	30	11
Net Income Attributable to AptarGroup, Inc.	$41,686	$51,289	$85,495	$95,766
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.63	$0.77	$1.29	$1.43
Diluted	$0.61	$0.74	$1.24	$1.37

Average Numbers of Shares Outstanding:
Basic	66,580	66,939	66,388	66,933
Diluted	68,758	69,438	68,940	69,902

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
ASSETS

Cash and Equivalents	$300,873	$377,616
Receivables, net	421,735	389,020
Inventories	299,321	285,155
Other Current Assets	88,198	92,159
Total Current Assets	1,110,127	1,143,950
Net Property, Plant and Equipment	773,962	754,715
Goodwill, net	230,784	233,689
Other Assets	32,365	26,941
Total Assets	$2,147,238	$2,159,295

LIABILITIES AND EQUITY

Short-Term Obligations	$130,744	$183,668
Accounts Payable and Accrued Liabilities	331,738	335,181
Total Current Liabilities	462,482	518,849
Long-Term Obligations	253,454	254,910
Deferred Liabilities	83,392	94,964
Total Liabilities	799,328	868,723

AptarGroup, Inc. Stockholders' Equity	1,347,149	1,289,776
Noncontrolling Interests in Subsidiaries	761	796
Total Equity	1,347,910	1,290,572

Total Liabilities and Equity	$2,147,238	$2,159,295

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011
NET SALES
Beauty + Home	$369,284	$402,738	$746,435	$779,000
Pharma	132,979	138,703	273,022	270,707
Food + Beverage	75,240	73,488	150,544	141,740
Total Net Sales	$577,503	$614,929	$1,170,001	$1,191,447

SEGMENT INCOME (1)
Beauty + Home	$33,652	$39,877	$66,624	$72,530
Pharma (2)	31,110	40,369	70,482	79,257
Food + Beverage	7,853	8,613	14,641	16,185
Corporate and Other	(6,964)	(8,900)	(15,605)	(18,670)
Total Income Before Interest and Taxes	$65,651	$79,959	$136,142	$149,302
Interest Expense, Net	(3,110)	(3,063)	(7,324)	(6,131)
Income before Income Taxes	$62,541	$76,896	$128,818	$143,171

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	9.1%	9.9%	8.9%	9.3%
Pharma (2)	23.4%	29.1%	25.8%	29.3%
Food + Beverage	10.4%	11.7%	9.7%	11.4%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, and income taxes.
(2) - Pharma segment income for the second quarter and year-to-date 2012 includes costs of $5,454 and $5,837, respectively, related to the Stelmi acquisition.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424